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Exhibit 10.32

SEVERANCE AGREEMENT

        THIS SEVERANCE AGREEMENT (this "Agreement"), dated as of                                    , is made by and between Bridgepoint Education, Inc., a Delaware corporation (the "Company"), and                                    ("Executive").

        WITNESSETH:

        WHEREAS, Executive is an executive of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

        WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain severance benefits for valued executives such as Executive, and the Company has therefore previously adopted the Plan which can provide severance benefits under certain circumstances;

        WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company;

        WHEREAS, this Agreement is the Severance Agreement described in the Plan and this Agreement enumerates the Plan benefits that may be provided to Executive as referenced in Section II of the Plan; and

        WHEREAS, the Compensation Committee of the Board has authorized the Company to enter into this Agreement in order for Executive to become a Covered Employee (as defined in the Plan) and participant in the Plan as provided by the Plan.

        NOW, THEREFORE, the Company and Executive agree as follows:

        1.    Certain Defined Terms.    In addition to terms defined elsewhere herein or in the Plan, the following terms have the following meanings when used in this Agreement with initial capital letters:

        (a)   "Base Pay" means Executive's annual base salary rate as in effect from time to time.

        (b)   "Board" means the Board of Directors of the Company.

        (c)   "Cause" means any of the following, each as determined in the discretion of the Company's (or its successor's) Board or Chief Executive Officer:

          (i)    Your conviction of, or a plea of guilty or nolo contendere to, a felony or other crime (except for misdemeanors which are not materially injurious to the business or reputation of the Company or a Company affiliate);

          (ii)   Your willful refusal to perform in any material respect your duties and responsibilities for the Company or a Company affiliate or your failure to comply in any material respect with the terms of this Agreement and the Confidentiality Agreement and the polices and procedures of the Company or a Company affiliate at which you serve as an officer and/or director;

          (iii)  Fraud or other illegal conduct in your performance of duties for the Company or a Company affiliate; or

          (iv)  Any conduct by you which is materially injurious to the Company or a Company affiliate or materially injurious to the business reputation of the Company or a Company affiliate.

Notwithstanding the foregoing, Executive's employment shall not be deemed to have been terminated for "Cause" under (ii) above unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

        (d)   "Change of Control" means any of the following:

          (i)    The acquisition by any individual, entity or group (other than the Company or any employee benefit plan of the Company or Warburg Pincus & Co. and its affiliated entities and investment funds) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities representing more than 50% of the voting securities of the Company entitled to vote generally in the election of directors, determined on a fully-diluted basis ("Company Voting Securities"); provided, however, that such acquisition shall not constitute a Change of Control hereunder if a majority of the holders of the Company Voting Securities immediately prior to such acquisition retain directly or through ownership of one or more holding companies, immediately following such acquisition, a majority of the voting securities entitled to vote generally in the election of directors of the successor entity;

          (ii)   The sale, transfer or other disposition of 50% or more of the Company's assets to one or more unaffiliated individual(s), entities or groups; or

          (iii)  When a majority of the members of the Board shall not be "Company Directors". For purposes of this Agreement, "Company Directors" means (A) individuals who as of the adoption date of the Plan are voting members of the Board, (B) individuals elected as directors of the Company subsequent to the adoption date of the Plan for whose election proxies shall have been solicited by the Board, or (C) any individual appointed to the Board to fill vacancies of the Board caused by death or resignation (but not by removal) or to fill newly created directorships.

  A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transactions. In addition, an initial public offering of the Company's securities shall not constitute a Change of Control.

        (e)   "Code" means the Internal Revenue Code of 1986, as amended.

        (f)    "Disability" means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

        (g)   "Employee Benefits" means any Company group health and dental benefit plans and basic life insurance that is provided to Executive as of the Termination Date. For avoidance of doubt, Employee Benefits shall not include contributions made by the Company to any retirement plan, pension plan or profit sharing plan for the benefit of the Executive in connection with amounts earned by the Executive.

        (h)   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        (i)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (j)    "Good Reason" means that one or more of the following have occurred without the Executive's written consent:

          (i)    Executive has experienced a material diminution in Base Pay;

          (ii)   Executive has experienced a material diminution in his/her authority, duties, responsibilities, or reporting structure;

          (iii)  Executive has been notified that he/she will experience a material change in the geographic location at which he/she must perform his/her services to the Company; or

          (iv)  The Company has materially breached this Agreement.

For purposes of this Agreement, Executive may resign his/her employment from the Company for "Good Reason" within ninety (90) days after the date that any one of the events shown above in (i) through (iv) has first occurred without Executive's written consent. Failure to terminate his/her employment within such ninety (90) day period shall mean that Executive has forever waived his/her ability to resign for Good Reason with respect to the event in question. Executive's resignation for Good Reason will only be effective if the Company has not cured or remedied the Good Reason event within thirty (30) days after its receipt of the written notice. Such written notice must be provided to the Company within thirty (30) days of the initial existence of the purported Good Reason event and shall describe in detail the basis and underlying facts supporting Executive's belief that a Good Reason event has occurred. Failure to timely provide such written notice to the Company means that Executive will be deemed to have consented to and irrevocably waived the potential Good Reason event. If the Company does timely cure or remedy the Good Reason event, then Executive may either resign his/her employment without Good Reason or Executive may continue to remain employed subject to the terms of this Agreement.

        (k)   "Plan" means the Bridgepoint Education, Inc. Executive Severance Plan.

        (l)    "Qualifying Termination" means that Executive's employment with the Company was terminated either by (i) the Executive for Good Reason or (ii) the Company without Cause. For avoidance of doubt, termination of employment due to death or Disability shall not constitute a Qualifying Termination.

        (m)  "Termination Date" means the Executive's last day of employment with the Company (and any Company subsidiary or affiliate) and where such termination of employment constitutes a "separation from service" within the meaning of Code Section 409A.

        2.    Termination.    If Executive sustains a Qualifying Termination, then the following subsections in this Section 2 shall apply (with Sections 2(a) and 2(b) being subject to the effectiveness of the release of claims and covenant not to sue referenced in Section 2(e) below):

        (a)   Executive shall receive from the Company cash payments in the aggregate that equal one-half of Base Pay (determined as of the Termination Date). Except as may be provided below with respect to the first payment installment, the cash payments provided by this subpart (a) shall be paid to Executive in substantially equal installments payable bi-weekly over the six month period following the Termination Date. However, the first payment shall be made to Executive within fifteen days following the effective date of the release of claims described in Section 2(e). The amount of this first payment will cover the period of time from the Termination Date through the end of the bi-weekly period immediately preceding such first payment. Notwithstanding the foregoing, no payments shall be made until on or after the date of a "separation from service" within the meaning of Code Section 409A. In addition, if Executive's Termination Date has occurred during the twenty-four (24) month period after a Change of Control, then all of Executive's outstanding unvested stock options to acquire Company stock shall become fully vested and exercisable as of the Termination Date. However, for avoidance of doubt, after the Termination Date, Executive may not exercise any of the stock options whose vesting is accelerated under the previous sentence until on or after the effective date of the release of claims specified in Section 2(e).

        (b)   For the six month period commencing with the month following the month of the Termination Date, the Company shall continue to provide to Executive all Employee Benefits which were received by, or with respect to, Executive as of the Termination Date, at the same expense to Executive as before the Termination Date subject to immediate cessation if Executive is offered comparable employee benefits coverage in connection with new employment. Executive shall provide advance written notice to the Company informing the Company when the Executive is offered or becomes eligible for other employee benefits in connection with new employment. In addition, if periodically requested by the Company, the Executive will provide the Company with written confirmation that he/she has not been offered other employee benefits.

        (c)   As of his/her Termination Date, Executive shall also be paid for his/her accrued but unpaid salary and vacation and unreimbursed valid business expenses that were submitted in accordance with Company policies and procedures, and shall be eligible for other vested benefits pursuant to the express terms of any employee benefit plan.

        (d)   In the event that it is determined that any payment or distribution of any type to or for the benefit of the Executive made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of section 280G of the Code, and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then such payments or distributions shall be payable either in (x) full or (y) as to such lesser amount which would result in no portion of such payments or distributions being subject to the Excise Tax and Executive shall receive the greater, on an after-tax basis, of (x) or (y) above. All mathematical determinations and all determinations of whether any of the Total Payments are "parachute payments" (within the meaning of section 280G of the Code) that are required to be made under this Section 2(d), shall be made by a nationally recognized independent audit firm not currently retained by the Company most recently prior to the Change of Control (the "Accountants"), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to the Executive within seven (7) business days of the Executive's Termination Date, if applicable, or such earlier time as is requested by the Company. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. Any determination by the Accountants shall be binding upon the Company and the Executive, absent manifest error. The Company shall pay the fees and costs of the Accountants which are incurred in connection with this Section 2(d).

        (e)   All payments and benefits provided under Sections 2(a) and 2(b) are conditioned on and subject to the Executive's continuing compliance with this Agreement and the Executive's timely execution (and non-revocation and effectiveness) of a general release of claims and covenant not to sue substantially in the form attached hereto as Exhibit A (or as may be reasonably modified by the Company in its reasonable discretion). There is no entitlement to any payments or benefits unless and until such release of claims and covenant not to sue is effective. Such release must become effective within sixty (60) days after the Termination Date or else the Executive will be deemed to have waived all rights to any payments or benefits under this Agreement. In addition, to the extent Executive receives severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, or under the WARN Act or similar state law, the payments and benefits due to Executive under this Agreement will be correspondingly reduced on a dollar-for-dollar basis (or vice-versa) in a manner that complies with Code Section 409A.

        3.    Successors and Binding Agreement.

        (a)   The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

        (b)   This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

        (c)   This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 3(a) and 3(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 3(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

        4.    No Retention Rights.    This Agreement is not an employment agreement and does not give the Executive the right to be retained by the Company (or its subsidiaries or affiliates) and the Executive agrees that he/she is an employee-at-will. The Company (or its subsidiaries or affiliates) reserves the right to terminate the Executive's service as an employee at any time and for any reason.

        5.    Notices.    For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS addressed to the Company (to the attention of the General Counsel of the Company) at its principal executive office and to the Executive at his/her principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

        6.    Validity.    If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

        7.    Dispute Resolution; Governing Law.    Any dispute between the parties must be resolved pursuant to the claims procedures and other processes articulated in the Plan. This Agreement is governed by ERISA and, to the extent applicable, the laws of the State of Delaware, without reference to the conflict of law provisions thereof.

        8.    Miscellaneous.

        (a)   All provisions of this Agreement are subject to and governed by the terms of the Plan. In the event of any conflict in terms between the Plan and this Agreement, the terms of the Plan shall prevail and govern.

        (b)   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. Notwithstanding the preceding sentence, the Company may terminate or amend this Agreement at any time, in whole or in part, and in any manner, and for any reason provided that the termination or amendment of this Agreement will be effective only after one (1) year advance written notice to Executive if such amendment or termination would result in a reduction of benefits that Executive would have otherwise been able to receive under the pre-amended Agreement.

        (c)   No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

        (d)   The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

        (e)   The Company may effect any right of recoupment of equity or other compensation provided to Executive under this Plan or otherwise in accordance with Company policies and/or applicable law (each, a "Clawback Policy"). In addition, Executive may be required to repay to the Company certain previously paid compensation, whether provided under the Plan or Agreement or otherwise, in accordance with the Clawback Policy.

        9.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

        10.    Section 409A.    This Agreement is intended to comply with the requirements of section 409A of the Code. In the event this Agreement or any benefit paid to Executive hereunder is deemed to be subject to section 409A of the Code, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with section 409A of the Code. In addition, if upon Executive's "separation from service" within the meaning of Code Section 409A, he or she is then a "specified employee" (as defined in Code Section 409A), then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six (6) months following such "separation from service" under this Agreement until the earlier of (i) the first business day of the seventh month following the Executive's "separation from service," or (ii) ten (10) days after the Company receives written notification of the Executive's death. Any such delayed payments shall be made without interest.

        11.    Withholding.    All payments and benefits made under this Agreement shall be subject to reduction to reflect any withholding taxes or other amounts required by applicable law or regulation.

        12.    Restrictive Covenants.    Executive must fully comply with the provisions specified in this Section 12 and also with all of the Company's written policies and procedures. In addition, Executive may be required to repay to the Company certain previously paid compensation (including, without limitation, payments and benefits provided under this Agreement) in accordance with Company policies and/or applicable law.

        (a)    Nondisparagement.    Executive will not disparage the Company, its directors, officers, employees, affiliates, subsidiaries, predecessors, successors or assigns in any written or oral communications to any third party. Executive further agrees that he/she will not direct anyone to make any disparaging oral or written remarks to any third parties.

        (b)    Nonsolicit.    During the Executive's employment with the Company and for six (6) months after Executive's Termination Date, the Executive shall not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender, or in any other capacity whatsoever, of any person, firm, corporation or partnership: (i) solicit, induce, recruit or encourage any of the Company's employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage any of the Company's employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company or (ii) attempt to negatively influence any of the Company's clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company or (iii) participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly or indirectly relates to Company business as conducted on the Termination Date.

        (c)    Nondisclosure.    Notwithstanding any requirement that the Company may have to publicly disclose the terms of this Agreement pursuant to applicable law or regulations, the Executive agrees to use reasonable efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Agreement Information"). The Executive also agrees to take every reasonable precaution to prevent disclosure of any Agreement Information to third parties, except for disclosures required by law or absolutely necessary with respect to Executive's immediate family members or personal advisors who shall also agree to maintain the confidentiality of the Agreement Information.

        (d)    Confidentiality.    Executive shall not, except as required by any court or administrative agency, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive or his duties to the Company, any confidential information obtained by him while in the employ of the Company with respect to any of the Company's inventions, processes, customers, methods of distribution, methods of manufacturing, attorney-client communications, pending or contemplated acquisitions, other trade secrets, or any other material which the Company is obliged to keep confidential pursuant to any confidentiality agreement or protective order; provided, however, that confidential information shall not include any information now known or which becomes known generally to the public (other than as a result of an unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by a person engaged in the same business or a business similar to that conducted by the Company.

        (e)    Remedy for Breach.    The parties hereto agree that, in the event of breach or threatened breach of any covenants herein, the damage or imminent damage shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company and Executive shall be entitled to apply for injunctive relief in the event of any breach or threatened breach of any of such provisions by Executive or the Company, in addition to any other relief (including damages) available to the Company or Executive under this Agreement or under law.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written. By signing below, Executive acknowledges that he/she (i) has received a copy of the Plan and its Summary Plan Description and understands the terms of the Plan and this Agreement, (ii) is voluntarily entering into this Agreement and (iii) is agreeing to be bound by the terms of the Plan and this Agreement.

BRIDGEPOINT EDUCATION, INC.

By:
Title:
Executive:

 EXHIBIT A

RELEASE OF CLAIMS AND COVENANT NOT TO SUE

This Release of Claims and Covenant Not To Sue (the "Release") is entered into by                        ("Executive"). This Release is effective only if (i) it has been executed by the Executive after his/her termination of employment with Bridgepoint Education, Inc. (the "Company"), (ii) such executed Release has been provided to the Company on or before                        and (iii) the revocation period has expired without revocation as set forth in Section 5(c) below (the "Effective Date"). The Company and the Executive are collectively referred to herein as the Parties.

WHEREAS, Executive was an employee of the Company and served as the Company's                        ;

WHEREAS, Executive was a participant in and "Covered Employee" under the Bridgepoint Education, Inc. Executive Severance Plan (the "Plan");

WHEREAS, pursuant to the Plan and the Severance Agreement executed by the Parties on                        ] (the "Severance Agreement"), the Executive is eligible for specified severance benefits upon the occurrence of certain events with such benefits conditioned upon, among other things, the Executive's execution and non-revocation of this Release;

WHEREAS, the Executive's employment was terminated                                                 (as defined in the Severance Agreement) on                        (the "Separation Date"); and

WHEREAS, pursuant to the terms of the Plan and Severance Agreement, the Company has determined to treat the termination of Executive's employment as eligible for payment of certain separation benefits provided in the Severance Agreement.

NOW, THEREFORE, the Executive agrees as follows:

1.    Termination of Employment.    Executive acknowledges and agrees that Executive's employment with the Company terminated as of the close of business on the Separation Date. As of the Separation Date, Executive agrees that he/she is no longer an employee of the Company and no longer holds any positions or offices with the Company.

2.    Separation Benefits.    In consideration for the release of claims set forth below and other obligations under this Release, the Plan and the Severance Agreement and in satisfaction of all of the Company's obligations to Executive and further provided that (i) this Release is signed by Executive and not revoked by Executive under Section 5(c) herein and (ii) the Executive remains in continuing compliance with all of the terms of this Release, the Plan and the Severance Agreement, the Executive is eligible to receive the separation benefits specified in Sections 2(a) and 2(b) of the Severance Agreement (subject to the provisions of Section 2(d) of the Severance Agreement).

3.    Integration.    This Release, the Plan, and the Severance Agreement (and any agreements referenced therein) represent the entire agreement and understanding between the Parties as to the subject matter hereof and supersede all prior agreements whether written or oral.

4.    Right to Advice of Counsel.    Executive acknowledges that Executive has had the opportunity to fully review this Release and, if Executive so chooses, to consult with counsel, and is fully aware of Executive's rights and obligations under this Release.

5.    Executive's Release of Claims.    Executive hereby expressly covenants not to sue and releases and waives any and all claims, liabilities, demands, damages, penalties, debts, accounts, obligations, actions, grievances, and causes of action ("Claims"), whether now known or unknown, suspected or unsuspected, whether in law, in equity or in arbitration, of any kind or nature whatsoever, which Executive has or claims to have, now or hereafter, against the Company and its divisions, facilities,

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subsidiaries and affiliated entities, successors and assigns, or any of its or their respective past or present officers, directors, trustees, shareholders, agents, employees, attorneys, insurers, representatives (collectively, the Releasees), including, but not limited to, any Claims arising out of or relating in any way to Executive's employment at the Company and the termination thereof. Without limiting the foregoing, Executive hereby acknowledges and agrees that the Claims released by this Release include, but are not limited to, any and all claims which arise or could arise under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Federal Worker Adjustment and Retraining Notification Act (or any similar state, local or foreign law), the Employee Retirement Income Security Act of 1974, as amended, the California Fair Employment and Housing Act, California statutory or common law, the Orders of the California Industrial Welfare Commission regulating wages, hours, and working conditions, and federal statutory law, or any Claim for severance pay, bonus, sick leave, disability, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit. Nothing in this Release shall limit in any way Executive's right under California Workers' Compensation laws to file or pursue any workers' compensation claim. Nothing herein shall release any rights to indemnification Executive may have in connection with Executive's actions taken in the course of his/her duties with the Company. This release shall not apply to any claims that may not be waived as a matter of applicable law.

        (a)   As part of this general release, Executive expressly releases, waives and relinquishes all rights under Section 1542 of the California Civil Code which states:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Executive acknowledges that he/she may later discover facts in addition to or different from those which Executive now knows, or believes to be true, with respect to any of the subject matters of this Release, but that it is nevertheless Executive's intention to settle and release any and all Claims released herein.

        (b)   Executive warrants and represents that there is not now pending any action, complaint, petition, Executive charge, grievance, or any other form of administrative, legal or arbitral proceeding by Executive against the Company and further warrants and represents that no such proceeding of any kind shall be instituted by or on Executive's behalf based upon any and all Claims released herein.

        (c)   Executive expressly acknowledges, understands and agrees that this Release includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621, et seq. ("ADEA"). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Release:

            (i)  Executive is advised to consult an attorney before signing this Release;

           (ii)  Executive is granted twenty-one (21) days after he/she is presented with this Release to decide whether or not to sign this Release;

          (iii)  Executive will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days of signing this Release, and this Release shall not become effective and enforceable until that revocation period has expired without such revocation;

          (iv)  Executive hereby acknowledges and agrees that he/she is knowingly and voluntarily waiving and releasing Executive's rights and claims in exchange for consideration (something of value) in addition to anything of value to which he/she is already entitled; and

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           (v)  Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

6.    Labor Code Section 206.5.    Executive agrees that the Company has paid to Executive his/her salary and vacation accrued as of the Separation Date and that these payments represent all such monies due to Executive through the Separation Date. In light of the payment by the Company of all wages due, or to become due to Executive, California Labor Code Section 206.5 is not applicable. That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

7.    Severability.    Executive understands that whenever possible, each provision of this Release will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Release will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.    No Representations.    Executive has not relied upon any representations or statements made by the Company in deciding whether to execute this Release.

9.    Voluntary Execution of Release.    This Release is executed voluntarily by Executive and without any duress or undue influence and with the full intent of releasing all claims. The Executive acknowledges that:

        (a)   He/She has read this Release;

        (b)   He/She has been represented in the preparation, negotiation, and execution of this Release by legal counsel of his/her own choice or that he/she has voluntarily declined to seek such counsel;

        (c)   He/She understands the terms and consequences of this Release and of the releases it contains;

        (d)   He/She is fully aware of the legal and binding effect of this Release.

IN WITNESS WHEREOF, the Executive has executed this Release as shown below.

EXECUTIVE

Dated:

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  Exhibit 10.32
SEVERANCE AGREEMENT
EXHIBIT A
RELEASE OF CLAIMS AND COVENANT NOT TO SUE